Exhibit 3.1.1

ARTICLES SUPPLEMENTARY

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V, Section 5.1 of the Company’s Fourth Articles of Amendment and Restatement, the Board has duly reclassified the authorized but unissued 1,000 shares of non-participating, non-voting, convertible stock, $0.0001 par value per share, of the Company (the “Convertible Shares”) by changing the terms of the Convertible Shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Company’s Fourth Articles of Amendment and Restatement and any amendment thereto.

SECOND:  The terms of the Convertible Shares, including preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption, are as follows:

Convertible Shares, $0.0001 par value per share

1.                                       DEFINITIONS.  As used in these Articles Supplementary, the following terms shall have the following meanings unless the context otherwise requires:

“ADVISORY AGREEMENT TERMINATION” shall have the meaning as provided in Section 4(c) herein.

“CONVERTIBLE SHARES” shall have the meaning as provided above.

“LISTING” means the effective date of the Form 8-A (or any successor form) filed with the Securities and Exchange Commission to register the Common Shares on a national securities exchange and the commencement of trading of the Common Shares on the relevant national securities exchange.  Upon such Listing, the Common Shares shall be deemed Listed.  A Listing shall also be deemed to occur on the effective date of a merger in which the consideration received by the holders of Common Shares is securities of another issuer that are listed on a national securities exchange.

“PRORATED TERM” means the quotient, the numerator of which is the number of days from and including November 22, 2006 through and including the date of an Advisory Agreement Termination and the denominator of which is the number of days elapsed from and including November 22, 2006 through and including the date of the Triggering Event.

“TRIGGERING EVENT” shall have the meaning as provided in Section 4(a) herein.

2.                                       DISTRIBUTION RIGHTS.  The holders of the outstanding Convertible Shares shall not be entitled to receive dividends or other distributions on the Convertible Shares.

3.                                       VOTING RIGHTS.

(a)                                  Except for the voting rights expressly conferred by this Section 3, the holders of the outstanding Convertible Shares shall not be entitled (I) to vote on any matter, or (II) to receive notice of, or to participate in, any meeting of Stockholders at which they are not entitled to vote.

(b)                                 The affirmative vote of the holders of at least two-thirds of the outstanding Convertible Shares, voting together as a single class for such purposes with each share entitled to one vote, shall be required for the adoption of any amendment, alteration or repeal of any provision of the Charter that materially and adversely changes the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of the Convertible Shares (it being understood that an increase in the number of Directors is not such a material and adverse change).

4.                                       CONVERSION.

(a)                                  Each outstanding Convertible Share shall become convertible  into a number of Common Shares as and at the time set forth in paragraph (b) of this Section 4, automatically and without any further action required, upon the occurrence of the first to occur of any of the following events (the “Triggering Event”): (A) the date when the Company shall have paid total Distributions in an amount equal to or in excess of the sum of Invested Capital and a Stockholders’ Return of 7%; or (B) Listing.

(b)                                 If the Triggering Event occurs prior to an Advisory Agreement Termination (as defined below), each Convertible Share shall be converted into a number of Common Shares equal to 1/1000 of the result of (I) the Conversion Product divided by (II) the quotient of the Company Value divided by the number of outstanding Common Shares on the date of the conversion.  Such conversion, in the case of conversion upon Listing, will not occur until the 31st trading day after the date of the Listing.  If the Triggering Event occurs after an Advisory Agreement Termination, then each Convertible Share shall be converted into that number of Common Shares as set forth above multiplied by the Prorated Term.

(c)                                  An “Advisory Agreement Termination” shall mean a termination or expiration without renewal (except to the extent of a termination or expiration with the Company followed by the adoption of the same or substantially similar Advisory Agreement with a successor, whether by merger, consolidation, sale of all or substantially all of the assets of the Company, or otherwise) of the Company’s Advisory Agreement with Behringer Harvard Multifamily Advisors I LP for any reason except for a termination or expiration without renewal due to a material breach by Behringer Harvard Multifamily Advisors I LP of the Advisory Agreement.

(d)                                 If, in the good faith judgment of the Board, full conversion of the Convertible Shares would jeopardize the Company’s status as a REIT, then only such number of Convertible Shares (or fraction thereof) shall be converted into Common Shares such that the Company’s REIT status is not jeopardized.  Each remaining Convertible Share shall convert as provided herein when the Board determines that conversion of such Convertible Share would not jeopardize the Company’s qualification as a REIT.  The Board shall consider whether it can make this determination at least once per quarter following a Triggering Event.

(e)                                  As promptly as practicable after a Triggering Event, the Company shall issue and deliver to each holder of Convertible Shares a certificate or certificates representing the number of Common Shares into which his, her or its Convertible Shares were converted (or shall cause the issuance of the Common Shares to be reflected in the Company’s stock ledger, if the Common Shares are uncertificated).  The person in whose name the Common Shares are issued shall be deemed to have become a Stockholder of record on the date of conversion.

(f)                                    The issuance of Common Shares on conversion of outstanding Convertible Shares shall be made by the Company without charge for expenses or for any tax in respect of the issuance of the Common Shares.

(g)                                 In the event of any reclassification or recapitalization of the outstanding Common Shares (except a change in par value, or from no par value to par value, or subdivision or other split or combination of shares), or in case of any consolidation or merger to which the Company is a party, except a merger in which the Company is the surviving corporation and which does not result in any reclassification or recapitalization, the Company or the successor or purchasing business entity shall provide that the holder of each Convertible Share then outstanding shall thereafter continue to have the right, with as nearly the same economic rights and effects as possible, to convert, upon a Triggering Event, the Convertible Shares into the kind and amount of stock and other securities and property received by holders of the Common Shares of the Company in connection with the reclassification, recapitalization, consolidation or merger.  The provisions of this paragraph (g) of this Section 4 shall similarly apply to successive reclassifications, recapitalizations, consolidations or mergers.

(h)                                 Common Shares issued on conversion of Convertible Shares shall be issued as fully paid shares and shall be nonassessable by the Company. The Company shall, at all times, reserve and keep available, for the purpose of effecting the conversion of the outstanding Convertible Shares, the number of its duly authorized Common Shares as shall be sufficient to effect the conversion of all of the outstanding Convertible Shares.

(i)                                     Convertible Shares converted as provided herein shall become authorized but unissued Common Shares.

5.                                       EXCEPTED HOLDER LIMIT FOR HOLDER OF CONVERTIBLE SHARES.  For purposes of Section 5.10 of the Charter, the holder of the Convertible Shares shall have an Excepted Holder Limit (as such term is defined in Section 5.10 of the Charter) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares of the Company, subject to adjustment pursuant to Section 5.10(ii)(g) of the Charter, including any adjustment approved by the Board.

THIRD:  The Convertible Shares have been reclassified by the Board under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH:  The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Board and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, BEHRINGER HARVARD MULTIFAMILY REIT I, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer, and attested by its Secretary, on this 3rd day of September, 2008.

/s/ Robert S. Aisner
Robert S. Aisner
Chief Executive Officer

ATTEST

/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Secretary